                MANDATE AGREEMENT

entered into by and between

1)	CA IB Corporate Finance Beratungs Ges.m.b.H. ("CA IB")
acting for Bank Austria Creditanstalt AG ("BA-CA") by virtue of a general mandate,

and

2)	Century Casinos Inc., (the “Company”)
Colorado Springs, Colorado

PREAMBLE

This Agreement shall govern, in principle, the legal relationship between the parties in connection with the proposed listing on the Vienna Stock Exchange (“VSE”) and placement of Austrian Depositary Certificates (“ADCs”) representing shares of the Company by way of a public offering in Austria and international private placements. The placement volume shall be approx. EUR 40 million, in addition, the possibility of providing for an over-allotment option of 10% to 15% of the placement volume will be investigated (the “Transaction"). However, the placement volume and the over-allotment option, together, shall not exceed the equivalent of USD 50 million. The parties envisage the placement to be executed in autumn 2005 based on the consolidated financial statements of the Company as of June 30, 2005. The final terms of the Transaction will be agreed among the parties in an underwriting agreement (the "Underwriting Agreement"), having regard to prevailing market conditions.

Given appropriate market conditions and provided the due diligence review produces satisfying results, an SAS 72 comfort letter is issued by the Company’s auditors and a 10 b5 legal opinion is issued by Company’s counsel in a form and substance satisfactory for CA IB, and the prospectus to be drafted in accordance with the EU Regulation nr. 809/2004 (the “Prospectus”) has been approved by the Austrian Financial Authority (“FMA”), it is proposed to carry out the Transaction as soon as practicable thereafter.

The Company mandates CA IB and its affiliates (collectively "CA IB") as Sole Bookrunner and Lead-Manager of the Transaction. It is agreed that no other bank will be involved in the Transaction.

The features and terms of the placement of shares and the underwriting commitment by CA IB will be governed by the Underwriting Agreement. The provisions set forth in this Mandate Agreement shall

a)
not constitute a binding obligation of CA IB or another member of the Bank Austria/HVB group to carry out the Transaction, execute the Underwriting Agreement in connection with the Transaction or underwrite or subscribe to the securities,

b)	not constitute a responsibility of CA IB or any other member of the Bank Austria/HVB Group for any act or omission of any of the Company's other advisors, and

c)
shall not limit the future terms of the Underwriting Agreement; it is, however, understood that the Underwriting Agreement will not provide for commissions exceeding the amounts specified in section V of this Mandate Agreement or contain any provisions, in particular representations and warranties, which would be unusual for equity offerings in Austria or internationally.

I.	RESPONSIBILITIES/DUTIES OF CA IB

 In connection with preparing and consummating the Transaction, CA IB will in particular:

a)
review and assess, in cooperation with the Company’s US-counsel Faegre & Benson LLP, Dorda, Brugger, Jordis as the transaction counsel as well as Shearman & Sterling as the CA IB’s counsel, the Company's legal relations, operations, assets and liabilities, financial condition and results of operation as well as its business prospects on the basis of information provided by the Company itself or on its behalf;

b)
coordinate between the Company and the relevant advisors (attorneys, auditors, public relations consultants) which may be necessary for the purpose of the due diligence and the execution of the Transaction;

c)
participate in the preparation of an offering circular in accordance with Regulation nr. 809/2004 (Prospectus Directive) (the “Prospectus”) for which the Company is responsible, which has to be approved by FMA prior to application for listing on VSE;

d)	support the Company and its advisors, in drawing up all necessary documents, agreements and contracts in connection with the Transaction;

e)	advise the Company on other areas, if any, to be agreed upon, which are necessary in connection with the Transaction;

f)
coordinate with FMA the process of approving the Prospectus, with VSE the admission process and with Oesterreichische Kontrollbank (“OeKB”) the structure for establishing and implementing the ADCs with the necessary deposits in the United States and act as the listing agent for the Company;

g)	advise the Company on reasonable marketing measures and draft the roadshow presentation in cooperation with the Company;

h)	advise the Company on and procure on their behalf the necessary notices and publications prescribed by law;

i)	prepare and carry out as the Sole Bookrunner and Lead Manager the placement of the ADCs in Austria and internationally;

j)
coordinate with the Company on a current basis all activities in connection with the preparation and consummation of the Transaction and inform the Company on any development which may materially affect the Transaction;

k)	during the bookbuilding procedure and within the scope of statutory and regulatory provisions keep the Company posted of developments in demand, the composition of investors, and price sensitivities;

l)
fix an optimal offer price in cooperation with the Company after the bookbuilding procedure and carry out the allotment, it being well understood that the Transaction will be marketed as an “at market bookbuilt offering”;

m)	issue a written undertaking to VSE that it will act as market maker (“Specialist”) for the Company’s ADCs.

The Company agrees that CA IB’s consulting activities shall be limited only to the Transaction hereunder and may not be used for any other purpose or be applied as assessment basis in any other context. CA IB will not provide any consulting services which are usually provided to the Company (e.g. for legal matters, accounting and tax issues) by other advisors or regarding US-related matters in connection with the Transaction, and does not accept responsibility for such consulting services. In addition, the Company undertakes not to agree on any liability waiver relating to audit, tax, legal, regulatory, insurance and other issues in connection with the Transaction in the mandate agreements with their advisors, except with the written consent of CA IB.

II. RESPONSIBILITIES/DUTIES OF THE COMPANY

In the course of preparing the Transaction the Company will make available any information, document and proof which may be necessary to prepare the documentation (e.g. the Prospectus), the due diligence review, the issuance of the SAS 72 comfort letter and the 10b5 legal opinion.

In addition, CA IB may directly approach the management of the Company and of its affiliates as well as employees (after adequate advance notice to the CEOs of the Company of CA IB’s intent to do so) and advisors (in particular attorneys, auditors) to obtain the information it considers necessary.

CA IB may rely on the accuracy, correctness and completeness of such information provided by the Company or originating from public sources, unless such documents are evidently false or incomplete. CA IB is not obliged to review the accuracy, correctness or completeness of such information and is not liable towards the Company for the use of such information.

The Company undertakes to comply with all US -, Austrian - and other applicable securities laws in connection with the Transaction and to establish appropriate clearing facilities in order to effect the settlement of the Transaction as well as trading on VSE.

In addition, the Company undertakes to fulfill any obligations which may be necessary for the admission to listing and trading in the prime market segment on the Vienna Stock Exchange as well as ongoing reporting obligations according to Austrian law as well as US law.

III. PUBLICATIONS

The Company declares not to publish, whether itself or through third parties, any information or notice in connection with the proposed Transaction or any material information about the Company's course of business, unless CA IB approves the disclosure of information in a particular case or unless it is information which the Company is required to disclose by law or which shall be disclosed on request of a public authority.

The Company ensures that any open question, doubt, uncertainty or ambiguity relating to impending publications be timely discussed with CA IB and the relevant advisors before the relevant decisions are made or the relevant events have occurred.

The Company undertakes to ensure that the contents of its website are reviewed to ensure that no information (including hyperlinks on other websites) is published there which directly or indirectly relates to the Transaction or the Company's disclosure obligations towards CA IB, except for such information which has to be disclosed to the public due to legal and/or regulatory requirements the Company must comply with.

CA IB reserves the right to publish notices about its function as advisor/Bookrunner and Lead Manager in newspapers or in the form of advertisements or in any other form as soon as the Transaction has been consummated.

IV. CONFIDENTIALITY

CA IB will keep strictly confidential any information and knowledge relating to the Company obtained in preparation of the Transaction, unless the Company approves the disclosure of confidential information, or in case of information which CA IB is required to disclose by law or which shall be disclosed on request of a public authority. However, CA IB may disclose data, information or parts thereof to auditors or external advisors or to affiliates and subsidiaries in performance or within the scope of this Mandate Agreement. The confidentiality obligation towards the Company will expire 1 year after delivery of the information to CA IB.

Neither CA IB nor its affiliates shall be obliged to disclose to the Company any information they (or other affiliates) may have obtained in connection with other operations or in connection with the provision of services to other persons. The Company accepts that CA IB and its affiliates will not disclose any such information to the Company even if this information pertains to the Company or the Transaction.

CA IB shall retain sole title to any correspondence and all other documents made available to it in connection with all matters assumed for the Company except for original contracts, share certificates and any other title and deed retained by it on the Company's instructions, or documents which CA IB has agreed to return prior to or upon receipt thereof.

The Company agrees that any information and written documents provided and/or prepared by CA IB in connection with the Transaction is provided solely for use of the Company and may not be passed on to third parties without CA IB’s prior consent. This applies also in case of a premature termination of the Mandate Agreement.

V. COMMISSION

In consideration for the engagement of CA IB in connection with the preparation and execution of the Transaction the Company will pay to CA IB, according to the terms of an Underwriting Agreement to be executed separately, a commission equal to 4.70% of the sales proceeds (including the sales proceeds generated from the over-allotment option, if any). The amounts payable hereunder will be paid without any deduction of VAT or any other taxes and duties upon closing of the Transaction.

VI. EXPENSES

The Company will bear all costs and expenses, taxes and duties arising in connection with the Transaction, including any costs arising for preparing, translating (if applicable), printing and shipping the Prospectus and the marketing materials, and for all necessary publications.

In particular, the Company will:

a)	make available a sufficient number of copies of the Prospectus;

b)
pay for all fees and expenses arising in connection with the Transaction for the legal due diligence and consultancy of CA IB (Underwriter's Counsel, whose legal fees shall not exceed the sum of EUR 50,000,--, 10 b5 legal opinion, SAS 72 comfort letter), the Company’s consulting fees (including auditors’ fees and the preparation of a comfort letter) and the legal fees of the Company, (Company’s Counsel, Transaction Lawyer);

c)	bear any costs for presentations in Austria and internationally (roadshow) as well as any costs arising for other advertising measures;

d)	pay all reasonable out-of-pocket expenses incurred by the employees of CA IB in connection with the Transaction (e.g. travel expenses, hotels, shipping charges);

e)	bear any costs and charges arising in connection with the approval of the Prospectus and the listing of the ADCs on VSE.

The amounts payable hereunder will be paid without any deduction of VAT or any other taxes and duties. However, these amounts will be charged, if applicable, with VAT and other taxes. The Company will pay those additional amounts which are necessary so that the net amounts actually received by CA IB, after deduction of the relevant amounts, are consistent with what CA IB would have otherwise received.

VII. INDEMNIFICATION

The Company undertakes to hold harmless and indemnify CA IB and its respective ultimate parent company (in case of CA IB this is Bayerische Hypo- und Vereinsbank AG), their subsidiaries and affiliates and their respective directors, officers, employees and representatives of the same and/or all institutions and their representatives and subsidiaries that may be involved in the Transaction hereunder, for any liability and any other disadvantage (in particular losses, claims, damage (however, not consequential damages), liabilities, costs or expenses, which may be related to the preparation and consummation of the Transaction hereunder), which they may incur in connection with this Mandate Agreement and the activities conducted in this context. The Company will also reimburse all reasonable and documented costs, expenses and disbursements incurred by eligible parties from the investigation, avoidance or dispute of such complaint or claim.

Should a third party assert any judicial and non-judicial claims against CA IB or another party to be indemnified in connection with this mandate, the Company will use its best endeavors to defend the rights of CA IB and of any other person to be indemnified.

The right to indemnification does not exist if and when a final decision holds that CA IB has caused the damage with intent or gross negligence.

VIII. CA IB’S INTERESTS

The Company is aware that CA IB and other members of Bank Austria/HVB Group are engaged, inter alia, in the following activities:

capital markets, securities issuing, securities trade and analysis, brokering activities and financing business, general banking business and asset management (this includes the management of open-end funds and other collective asset management systems) that are all operated independently from corporate finance/equity capital markets.

In connection with their ordinary activities, other members of the Bank Austria/HVB Group may have a financial interest in the Transaction. In addition, members of the Bank Austria/HVB Group could hold participations in the shares of other companies that could be interested in the Transaction.

Members of Bank Austria/HVB Group may, in the course of its ordinary activities, hold long or short positions in debt instruments, shares or preferred loans of the Company or other companies related to the Transaction and do business for its own or another person's account.

CA IB may also provide investment, banking, financing and other financial consulting services to companies who are competitors of the Company. In this event, however, CA IB will not use or disclose to its other customers any confidential information relating to the Company it may have obtained hereunder or by virtue of this mandate. In this context, the Company acknowledges that it has no right to receive information from CA IB which the latter has received from other parties.

IX. TERM AND TERMINATION OF THE AGREEMENT

a)  The Transaction shall be consummated by November 31, 2005 at the latest. Should the Transaction not be consummated by December 31, 2005, the Mandate Agreement will elapse without any further written notice of the Company or CA IB required.

b) Either party may terminate this Mandate Agreement with immediate effect at any time before the signing of the Underwriting Agreement by giving written notice.

c) Should a reasonable consummation of the Transaction become impossible for (i) material reasons within the Company’s control, (ii) due to unforeseeable events or findings of economic or political nature, (iii) due to a material change in the decision basis or (iv) in the conditions of national and/or international capital markets, both the Company and CA IB may unilaterally terminate this Mandate Agreement by giving written notice after consultation with the respective other party.

d)
Should the mandate hereunder elapse or be terminated by the Company for any reason before the Transaction is consummated and not become extended for a period of at least 6 months, CA IB shall receive a compensation of EUR 50,000.-- for each month of its engagement hereunder, beginning with August 2005. The same applies, if CA IB terminates the mandate hereunder for reasons mentioned in c) (i) and/or (iii). The compensation hereunder shall, however, not exceed the sum of EUR 150,000.-- in case the mandate does not become extended.

e)
In case the mandate hereunder is terminated by the Company before the Transaction is consummated and a similar transaction (as defined below) is carried out within a period of 12 months following the cancellation or termination, CA IB will receive a break-up fee of 1.25 % of the sales proceeds resulting from the Similar Transaction; such break-up fee shall, however, not exceed EUR 500,000.--.

"Similar Transaction" shall have the meaning of an equity transaction (shares or ADCs) of the Company conducted on the Vienna Stock Exchange.

Any termination, cancellation or expiration of this Mandate Agreement shall not affect rights to insist on compliance with the confidentiality obligation referred to in Article IV which have already accrued at least on the merits, to reimbursement of expenses and costs as referred to in Article VI and to indemnification as referred to in Article VII.

X. PLACE OF JURISDICTION

This Mandate Agreement as well as all rights and obligations arising therefrom shall be governed by and construed in accordance with the laws of the Republic of Austria. Place of jurisdiction shall be Vienna.

XI. MISCELLANEOUS

Should individual terms hereof be or become invalid or unenforceable in whole or in part, this shall not affect the remaining terms hereof. Invalid or unenforceable terms shall be replaced by valid terms in accordance with the meaning and purpose of this Agreement that closest reflect the economic purpose of the invalid terms.

This Mandate Agreement will enter into force upon signing by both parties and will be executed in two originals. Each party will receive one original.

Vienna, September 30, 2005

CA IB Corporate Finance Beratungs GesmbH,
Vienna

/s/ Dr. Klaus Requat	/s/ Mag. Norbert Brigelhuber
Name: Dr. Klaus Requat	Name:Mag. Norbert Brigelhuber

Century Casinos, Inc.,
Wilmington

/s/ Dr. Erwin Haitzmann	/s/ Mag. Peter Hötzinger
Name:Dr. Erwin Haitzmann	Name:Mag. Peter Hötzinger